UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2006

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2006, Measurement Specialties, Inc. (the “Company”) entered into an Employment Agreement with Frank Guidone, the current Chief Executive Officer of the Company, effective as of March 30, 2006 (the “Employment Agreement”). The Employment Agreement is for an initial term of two years with automatic renewal for successive one-year terms unless either party gives timely notice of non renewal.

Under the terms of the Employment Agreement, Mr. Guidone will continue to serve as the Chief Executive Officer of the Company at an annual base salary of $450,000. Pursuant to the terms of the Employment Agreement, Mr. Guidone is entitled to receive an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on March 30, 2006 (the “Option”). The Option shall be granted pursuant to the Company’s 2006 Stock Option Plan (the “Option Plan”) and shall be subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Option. Notwithstanding the foregoing, the Option Plan is subject to approval by the stockholders of the Company, and in the event that such approval is not obtained, the Option shall be rescinded by the Company and the Company shall have no liability or obligation to Mr. Guidone with respect thereto.  In addition, Mr. Guidone will receive a guaranteed bonus in the amount of $50,000 in connection with the execution of the Employment Agreement. Mr. Guidone shall also be eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee of the Board of Directors of the Company.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 3, 2006, the Company consummated the acquisition of all of the capital stock of YSIS Incorporated (“YSI Temperature”), a division of YSI Incorporated, for $14,000,000 in cash. YSI Temperature manufactures thermistors and had revenues of approximately $12 million in fiscal 2005.

On April 4, 2006, the Company consummated the acquisition of all of the capital stock of BetaTHERM Group Ltd., a sensor company headquartered in Galway, Ireland (“BetaTHERM”), for $38 million ($35 million in cash at close, $2 million deferred and $1 million in Company shares.) Established in 1983, BetaTHERM manufactures precision thermistors used for temperature sensing in aerospace, biomedical, automotive, industrial and consumer goods applications. BetaTHERM had annual revenues of $21 million in 2005. BetaTHERM has a US sales office located in Massachusetts and a plant located in northern China.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To support the financing of the acquisitions of YSI Temperature and BetaTHERM, on April 3, 2006, the Company entered into an Amended and Restated Credit Agreement with General Electric Capital Corporation, JP Morgan Chase Bank, N.A. and Wachovia Bank, National Association, which credit facility is comprised of a $20,000,000 term loan and a $55,000,000 revolver.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired and (b) Pro forma financial information:

Audited financial statements for BetaTHERM and any pro forma financial information required pursuant to Regulation S-X will be furnished by an amendment to this Form 8-K within 71 calendar days after the date this report was required to have been filed.

(c)	Exhibits. The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1	Agreement of Purchase and Sale, dated April 3, 2006, by and between Measurement Specialties, Inc. and YSI Incorporated

Exhibit 10.2
Agreement for the purchase of the entire issued share capital of BetaTHERM Group Ltd., dated April 3, 2006, by and among the Parties Named in the First Schedule thereto and Measurement Specialties, Inc.

Exhibit 10.3
Amended and Restated Credit Agreement, dated April 3, 2006, by and among Measurement Specialties, Inc., the other US Credit Parties signatory thereto, Wachovia Bank, National Association, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation

Exhibit 99.1	Press Release of Measurement Specialties, Inc. dated April 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

Date: April 6, 2006

/S/ John P. Hopkins

John P. Hopkins
Chief Financial Officer
(authorized officer and principal financial officer)